Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-194944, No. 333-189830 and No. 333-175469) and on Form S-8 (No. 333-172891, No. 333-187563, and No. 333-191248) of Bacterin International Holdings, Inc. (the “Company”) of our report dated March 18, 2015 relating to the Company’s consolidated financial statements as of and for the year ended December 31, 2014, which report appears in Item 8 of this Form 10-K.

/s/ EKS&H LLLP

March 18, 2015

Denver, Colorado